Exhibit 99.1

FOR IMMEDIATE RELEASE

LINN ENERGY ANNOUNCES 2006 RESULTS AND 2007 / 2008 GUIDANCE

Houston, Texas, March 29, 2007 — Linn Energy, LLC (Nasdaq: LINE) announced today financial and operating results for the year ended December 31, 2006 and guidance for 2007 and 2008.  The Company demonstrated significant growth through acquisitions, and generated the following performance highlights for year end of 2006 as compared to the year end of 2005:

•                  Proved reserves increased 135% to 454.1 Bcfe from 193.2 Bcfe

•                  Total production increased 124% to 10.8 Bcfe from 4.8 Bcfe

•                  Adjusted EBITDA increased 246% to $75.1 million from $21.7 million

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Non-GAAP Financial Measures” in this press release.

Adjusted EBITDA includes approximately $4-$5 million of additional general and administrative expenses due to costs incurred to close acquisitions that were not able to be capitalized and costs incurred to position the Company for future growth.  Examples of these costs include additional accounting and legal fees, integration and transition expenses, due diligence costs, search fees to hire key personnel and additional expenses associated with a rapidly expanding operational and accounting staff.  In addition, Adjusted EBITDA includes approximately $1.3 million of well workover expenses previously budgeted as maintenance capital expenditures but which were ultimately classified as operating expense.

Conference Call

As previously announced, management will host a teleconference call on Thursday, March 29, 2007 at 9:00 AM Eastern Time to discuss Linn Energy’s year end 2006 results and its outlook for the 2007 fiscal year.  Prepared remarks by Michael C. Linn, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (888) 396-2369 (Passcode: 16131604) or via the internet at www.linnenergy.com. A replay of the call will be available on the Company’s website or by phone at (888) 286-8010 (Passcode: 56172533) for a seven-day period following the call.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Jeanine DeLay
	Executive Vice President and CFO	Manager, Investor Relations
	281-605-4169	281-605-4144

This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements about the acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil and gas, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

(Financial Summary Follows)

Linn Energy, LLC

Explanation and Reconciliation of Non-GAAP Financial Measures

This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measure of “Adjusted EBITDA.”  The accompanying schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”).  This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

We define Adjusted EBITDA as net income (loss) plus:

•                  Interest expense, net of amounts capitalized;

•                  Depreciation, depletion and amortization;

•                  Write-off of deferred financing fees;

•                  (Gain) loss on sale of assets;

•                  (Gain) loss from equity investment;

•                  Accretion of asset retirement obligation;

•                  Unrealized (gain) loss on oil and gas derivatives;

•                  Realized (gain) loss on cancelled natural gas derivatives;

•                  Unit-based compensation expense;

•                  IPO cash bonuses; and

•                  Income tax provision.

The costs of cancelling natural gas swaps before their original settlement date are adjustments to Adjusted EBITDA that require expenditure of cash.  These costs were financed with borrowings under our credit facility, and such long term debt is recognized as an increase in cash from financing activities.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any reserves by our Board of Directors) the cash distributions we expect to pay our unitholders.  Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  Adjusted EBITDA is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies as a metric of core profitability or to assess the financial performance of assets.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA (Unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands)

Net income (loss)	$(7,088)	$6,914	$78,185	$(56,351)
Plus:
Interest expense, net of amounts capitalized	8,955	3,783	25,494	7,040
Depreciation, depletion and amortization	11,703	3,259	25,173	7,294
Write-off of deferred financing fees	2,678	(25)	3,342	364
Loss on sale of assets	72	(4)	72	39
Loss from equity investment	—	—	—	17
Accretion of asset retirement obligation	134	48	314	172
Unrealized (gain) loss on oil and gas derivatives	(600)	(2,012)	(77,776)	24,776
Realized loss on cancelled natural gas derivatives (1)	—	—	—	38,281
Unit-based compensation expense	7,576	—	21,643	—
IPO cash bonuses	—	—	2,039	—
Income tax (benefit) provision (2)	(3,328)	(311)	(3,402)	74
Adjusted EBITDA	$20,102	$11,652	$75,084	$21,706

(1)             During the year ended December 31, 2005, we cancelled (before their original settlement date) a portion of out-of-the-money natural gas swaps and realized a loss of $38.3 million.  We subsequently hedged similar volumes at higher prices.

(2)             The Company’s taxable subsidiaries generated net operating losses for the year.  Management has subsequently recovered expenses through an intercompany charge for services from Linn Operating, Inc. to Linn Energy, LLC, which should result in a corresponding tax expense in first quarter of 2007.

Linn Energy, LLC

Operating Statistics (Unaudited)

	Year Ended December 31,		Percentage Increase
	2006	2005	(Decrease)
Production:
Gas production (MMcf)	8,599	4,720	82.2%
Oil production (MBbls)	370	20	*
Total production (MMcfe)	10,818	4,839	*
Average daily production (Mcfe/d)	29,638	13,258	*

Weighted Average Realized Prices: (1)
Gas (Mcf)	$9.79	$6.92	41.5%
Oil (Bbl) (2)	$58.68	$52.55	11.7%
Total (Mcfe)	$9.79	$6.97	40.5%

Average Unit Costs per Mcfe (Non- GAAP):
Operating expenses	$1.67	$1.52	9.9%
General and administrative expenses (3)	$0.63	$0.69	(8.7)%
Depreciation, depletion and amortization	$2.33	$1.51	54.3%

(1)             Includes the effect of realized gains of $25.5 million and realized losses of $13.1 million on oil and gas derivatives for the years ended December 31, 2006 and 2005, respectively.

(2)             The majority of our oil production, which is in California, is sold pursuant to a long-term contract at 79% of NYMEX and with gravity increase due to NGLs being mixed into the oil stream, prices realized average approximately 82% NYMEX.

(3)             This is a non-GAAP performance measure used by our management and is a quantitative measure used in the oil and gas   industry.  The measure for the quarter ended December 31, 2006 excludes approximately $7.6 million of unit-based compensation expense.  The measure for the year ended December 31, 2006 excludes approximately $21.6 million of unit-based compensation expense and $2.0 million of bonuses paid to certain executive officers in connection with our IPO.  General and administrative expenses including these amounts were $4.44 and $3.70 per Mcfe for the quarter and year ended December 31, 2006, respectively.

*                    Amount is greater than 100%, therefore is not meaningful.

Linn Energy, LLC

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
	(in thousands, except per unit amounts)
Revenues:
Oil and gas sales	$26,983	$20,237	$80,393	$44,645
Gain (loss) on oil and gas derivatives	8,771	(3,583)	103,308	(76,193)
Natural gas marketing revenues	1,944	1,635	5,598	4,722
Other revenues	1,001	187	1,759	345
	38,699	18,476	191,058	(26,481)
Expenses:
Operating expenses	7,327	2,665	18,099	7,356
Natural gas marketing expenses	1,736	1,239	4,862	4,401
General and administrative expenses	17,059	987	39,993	3,332
Depreciation, depletion and amortization	11,703	3,259	25,173	7,294
	37,825	8,150	88,127	22,383
	874	10,326	102,931	(48,864)

Other income and (expenses)	(11,290)	(3,723)	(28,148)	(7,413)

Income (loss) before income taxes	(10,416)	6,603	74,783	(56,277)
Income tax benefit (provision)	3,328	311	3,402	(74)
Net income (loss)	$(7,088)	$6,914	$78,185	$(56,351)

Net income (loss) per unit:
Units - basic	$(0.18)	$0.34	$2.60	$(2.75)
Units - diluted	$(0.18)	$0.34	$2.57	$(2.75)

Linn Energy, LLC

Selected Balance Sheet Data

	December 31,
	2006	2005
	(Unaudited)
	(in thousands)
Assets
Total current assets	$69,676	$34,733
Oil and gas properties and related equipment, net	732,289	239,293
Property and equipment, net	20,754	2,525
Other assets	92,589	4,373
Total assets	$915,308	$280,924

Liabilities and Unitholders’ Capital (Deficit)
Total current liabilities	$18,017	$86,557
Credit facility	425,750	207,000
Other long-term liabilities	21,587	34,198
Total liabilities	465,354	327,755
Unitholders’ capital (deficit)	449,954	(46,831)
Total liabilities and unitholders’ capital (deficit)	$915,308	$280,924

Linn Energy, LLC

Selected Cash Flow Data

	Year Ended December 31,
	2006	2005
	(Unaudited)
	(in thousands)

Net cash used in operating activities	$(6,805)	$(29,518)
Net cash used in investing activities	(551,631)	(150,898)
Net cash provided by financing activities	553,990	189,269
Net increase (decrease) in cash	(4,446)	8,853

Cash and cash equivalents:
Beginning	11,041	2,188
Ending	$6,595	$11,041

Linn Energy, LLC

Guidance Table

	Q1 2007E			FY 2007E			FY 2008E

Net production (1)
Natural gas (MMcf)	3,238	—	3,489	15,619	—	17,469	18,228	—	20,075
Oil (MBbls)	200	—	211	879	—	937	1,014	—	1,073
NGL (MBbls)	130	—	145	898	—	1,019	1,314	—	1,435
Total (MMcfe)	5,218	—	5,625	26,281	—	29,205	32,195	—	35,120

Average daily production (MMcfe/d)	58.0	—	62.5	72.0	—	80.0	88.0	—	96.0

Other revenue (2)	$1,175	—	$1,575	$4,700	—	$6,300	$4,600	—	$6,200

% hedged
Natural gas:
% hedged (including puts) (3) (4)	100%	—	100%	100%	—	100%	86%	—	95%
% hedged (excluding puts)	66%	—	71%	51%	—	57%	51%	—	56%
Oil:
% hedged (including puts)	91%	—	96%	85%	—	90%	85%	—	90%
% hedged (excluding puts)	59%	—	63%	53%	—	57%	52%	—	55%
NGL:
% hedged (including puts) (4) (5)	100%	—	100%	100%	—	100%	84%	—	91%
% hedged (excluding puts)	—	—	—	—	—	—	—	—	—

Expenses ($in thousands)
Operating expenses:
LOE and other	$5,500	—	$6,000	$24,000	—	$25,000	$25,000	—	$26,000
Production taxes	2,500	—	3,000	13,500	—	14,200	16,500	—	17,500
Total operating expenses	$8,000	—	$9,000	$37,500	—	$39,200	$41,500	—	$43,500

General and administrative expenses (6)	$4,000	—	$6,000	$15,000	—	$17,000	$15,500	—	$17,500
Interest expense (7)	$9,200	—	$9,600	$42,000	—	$43,000	$48,000	—	$49,000

Drilling and development
capital expenditures ($in thousands)
Maintenance	$4,500	—	$5,000	$28,000	—	$30,000	$28,000	—	$30,000
Growth	11,000	—	11,500	69,000	—	71,000	69,000	—	71,000
Total drilling and development capex	$15,500	—	$16,500	$97,000	—	$101,000	$97,000	—	$101,000

Linn Energy, LLC

Guidance Table (contd)

	Q1 2007E	FY 2007E	FY 2008E
Natural gas hedges (3)
Swaps:
Volume (MMMBtu)	2,295	8,968	10,264
Price ($/MMBtu)	$8.68	$8.72	$8.37
Puts:
Volume (MMMBtu)	1,876	9,126	7,053
Price ($/MMBtu)	$8.32	$8.21	$8.07
% puts	45%	50%	41%
Total:
Volume (MMMBtu)	4,171	18,094	17,317
Price ($/MMBtu)	$8.52	$8.46	$8.25

Oil hedges (8)
Swaps:
Volume (MBbls)	125	500	560
Price ($/Bbl)	$75.83	$75.83	$74.31
Puts:
Volume (MBbls)	67	292	350
Price ($/Bbl)	$72.50	$71.86	$70.71
% puts	35%	37%	38%
Total:
Volume (MBbls)	192	792	910
Price ($/Bbl)	$74.67	$74.37	$72.93

Oil puts - NGL production (1) (5) (9)
Volume (MBbls)	200	1,100	1,200
Price ($/Bbl)	$65.00	$65.00	$65.00

Notes to Guidance Table:

(1)	The amount for FY 2007E reflects production for the partial period beginning from February 1 for the Texas Panhandle acquisition.
(2)	Includes sales of propane and electricity in California and natural gas marketing and other income.
(3)	Linn Energy’s natural gas production in Appalachia has a high Btu content, resulting in a premium to NYMEX natural gas prices. The Company hedges production based on Btu content.
(4)	Percentages greater than 100% represented as 100% hedged.
(5)	The Company entered into crude oil puts through 2011 to hedge a significant portion of expected NGL revenues associated with the Texas Panhandle acquisition.
(6)	Excludes unit-based compensation, which represents a non-cash charge based on equity-related compensation.
(7)	Interest expense excludes amortization of deferred financing costs.
(8)	Oil production in California is sold at approximately 79% of NYMEX under a long-term contract which typically receives a premium of $1.75-$2.00 per barrel based on higher API gravity.
(9)	Based on an historical NGL price realization to NYMEX crude of greater than 70% in the Texas Panhandle.

These estimates are meant to provide guidance only and are subject to revision as the operating environment of the Company changes.